UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2013

STANDARD PARKING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50796	16-1171179
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 N. Michigan Avenue, Suite 1600, Chicago, Illinois		60611
(Address of Principal Executive Offices)		(Zip Code)

(312) 274-2000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Standard Parking Corporation (the “Company”) entered into an Executive Employment Agreement with Keith B. Evans, the Company’s Executive Vice President, Strategy, Information Technology and Process, on April 22, 2013 (the “Agreement”). The Agreement is effective as of January 1, 2013, the date Mr. Evans became an executive officer of the Company. The Agreement will renew automatically for a period of one year commencing on January 1, 2014 and on every anniversary thereafter unless either party provides written notice of its intent to terminate the Agreement at least 180 days prior to the automatic renewal date.

Mr. Evans will receive an annual base salary of not less than $300,000 pursuant to the Agreement. He is also entitled to participate in the Company’s annual bonus program, and Mr. Evans’ target annual bonus will not be less than $90,000. He is also entitled to participate in the Company’s equity incentive plans and other benefit programs. The Agreement contains confidentiality, non-solicitation, non-competition and assignment of inventions provisions.  Mr. Evans is also entitled to salary continuation payments following his termination that vary depending upon the circumstances of termination.

The foregoing description of the Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Agreement, which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

10.1	Executive Employment Agreement between Standard Parking Corporation and Keith B. Evans dated April 22, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD PARKING CORPORATION

Date: June 5, 2013	By:	/s/ G. MARC BAUMANN
G. Marc Baumann, Chief Financial Officer and President of Urban Operations

EXHIBIT INDEX

10.1	Executive Employment Agreement between Standard Parking Corporation and Keith B. Evans dated April 22, 2013.